UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2(b)
(Amendment No. 3)*

3PAR Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
88580F109
(CUSIP Number)
December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	88580F109	SCHEDULE 13G	Page	2	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX Management, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

OO

CUSIP No.	88580F109	SCHEDULE 13G	Page	3	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield IX, a Delaware Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

CUSIP No.	88580F109	SCHEDULE 13G	Page	4	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund IV, a Delaware Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

CUSIP No.	88580F109	SCHEDULE 13G	Page	5	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Management, L.L.C.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

OO

CUSIP No.	. 88580F109	SCHEDULE 13G	Page	6	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI, a Delaware Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

CUSIP No.	88580F109	SCHEDULE 13G	Page	7	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield XI Qualified, a Delaware Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

CUSIP No.	88580F109	SCHEDULE 13G	Page	8	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Mayfield Associates Fund VI, a Delaware Limited Partnership

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

PN

CUSIP No.	88580F109	SCHEDULE 13G	Page	9	of	22

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Mayfield Principals Fund II, a Delaware LLC Including Multiple Series

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

OO

CUSIP No.	88580F109	SCHEDULE 13G	Page	10	of	22

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Yogen K. Dalal

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	11	of	22

1.	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) F. Gibson Myers, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	12	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) William D. Unger

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	13	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Wendell G. Van Auken, III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	14	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) A. Grant Heidrich, III

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	15	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Janice M. Roberts

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.K.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	16	of	22

1.	NAME OF REPORTING PERSON I.R.S. Identification No. of Above Persons (Entities Only) Robert T. Vasan

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

U.S.

	5.	SOLE VOTING POWER

NUMBER OF		-0-

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		-0-

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		-0-

WITH	8.	SHARED DISPOSITIVE POWER

-0-

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

-0-

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

0.0%

12.	TYPE OF REPORTING PERSON

IN

CUSIP No.	88580F109	SCHEDULE 13G	Page	17	of	22
Item 1.
(a)	Name of Issuer:
     3PAR Inc.
(b)	Address of Issuer’s Principal Executive Offices:
4209 Technology Drive
Fremont, CA 94538
Item 2.
(a)	Name of Persons Filing:

Mayfield IX Management, L.L.C.
Mayfield IX, a Delaware Limited Partnership
Mayfield Associates Fund IV, a Delaware Limited Partnership
Mayfield XI Management, L.L.C.
Mayfield XI, a Delaware Limited Partnership
Mayfield XI Qualified, a Delaware Limited Partnership
Mayfield Associates Fund VI, a Delaware Limited Partnership
Mayfield Principals Fund II, a Delaware LLC Including Multiple Series
Yogen K. Dalal
F. Gibson Myers, Jr.
William D. Unger
Wendell G. Van Auken, III
A. Grant Heidrich, III
Janice M. Roberts
Robert T. Vasan
(b)	Address of Principal Business Office:
c/o Mayfield Fund
2800 Sand Hill Road, Suite 250
Menlo Park, CA 94025
(c)	Citizenship:

Mayfield IX, a Delaware Limited Partnership, Mayfield Associates Fund IV, a Delaware Limited Partnership, Mayfield XI, a Delaware Limited Partnership, Mayfield XI Qualified, a Delaware Limited Partnership and Mayfield Associates Fund VI, a Delaware Limited Partnership, are Delaware limited partnerships.

Mayfield IX Management, L.L.C., Mayfield XI Management, L.L.C. and Mayfield Principals Fund II, a Delaware LLC Including Multiple Series, are Delaware limited liability companies.

The individuals listed in Item 2(a), other than Janice M. Roberts, are U.S. citizens; Ms. Roberts is a citizen of the United Kingdom.

CUSIP No.	88580F109	SCHEDULE 13G	Page	18	of	22
(d)	Title of Class of Securities:
     Common Stock
(e)	CUSIP Number:
     88580F109

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
     Not applicable

Item 4.	Ownership.
None of the persons filing this Schedule 13G beneficially own any shares of Common Stock of 3Par Inc. The information regarding ownership as set forth in Items 5-9 of Pages 2 through 16 hereto is hereby incorporated by reference.

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☑.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
     Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
     Not applicable.

Item 8.	Identification and Classification of Members of the Group.
     Not applicable.

Item 9.	Notice of Dissolution of Group.
     Not applicable.

Item 10.	Certification.
     Not applicable.

CUSIP No.	88580F109	SCHEDULE 13G	Page	19	of	22
SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 9, 2011

MAYFIELD IX MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD IX, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND IV, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield IX Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD XI MANAGEMENT, L.L.C.
By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD XI, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD XI QUALIFIED, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD ASSOCIATES FUND VI, A DELAWARE LIMITED PARTNERSHIP
By:	Mayfield XI Management, L.L.C.
Its General Partner

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

MAYFIELD PRINCIPALS FUND II, A DELAWARE LLC INCLUDING MULTIPLE SERIES
By:	Mayfield XI Management, L.L.C.
Its Managing Director

By:	/s/ James T. Beck
James T. Beck, Authorized Signatory

YOGEN K. DALAL
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

F. GIBSON MYERS, JR.
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WILLIAM D. UNGER
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

WENDELL G. VAN AUKEN, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

A. GRANT HEIDRICH, III
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

JANICE M. ROBERTS
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

CUSIP No.	88580F109	SCHEDULE 13G	Page	21	of	22

ROBERT T. VASAN
By:	/s/ James T. Beck
James T. Beck, Attorney In Fact

CUSIP No.	88580F109	SCHEDULE 13G	Page	22	of	22
EXHIBIT INDEX

Exhibit 1 —	“JOINT FILING AGREEMENT” is hereby incorporated by reference to Exhibit 1 to the Statement on Schedule 13G dated February 14, 2008.

Exhibit 2 —	“POWERS OF ATTORNEY” are hereby incorporated by reference to Exhibit 2 to the Statement on Schedule 13G dated February 14, 2008.